UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Commission File No.: 0-51688

Date of Report: July 18, 2014

BITZIO, INC.
(Exact name of registrant as specified in its charter)

Nevada	16-1734022
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

9625 Cozycroft Avenue, Suite A, Chatsworth CA	91311
(Address of principal executive offices)	(Zip Code)

(866) 824-7881
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.01     COMPLETION OF ACQUISITION OF ASSETS

ITEM 3.02     UNREGISTERED SALE OF EQUITY SECURITIES

On July 18, 2014 the Registrant entered into a Share Exchange Agreement with Marilu Brassington, Elaine Cunningham and Leticia Brito. Ms. Brassington is the Registrant’s Chief Financial Officer and a member of the Registrant’s board of directors.

The transactions contemplated by the Share Exchange Agreement were completed on July 18, 2014. On that date, the three counterparties transferred to the Registrant all of the capital stock of E-motion Apparel, Inc. In exchange, the Registrant issued to them a total of 350,000,000 shares of its common stock. The Share Exchange Agreement provides that additional shares of common stock will be issued to all parties if the annual revenue of E-Motion Apparel for any of the current or next two years exceeds the following threshholds: 2014 - $270,000; 2015 - $390,000; 2016 - $540,000. The Share Exchange Agreement also provides that additional shares will be issued to all parties if, during the next 24 months, the Registrant completes a sale of equity securities at a per share price of less than $.0015 for aggregate gross proceeds of $750,000 or more.

ITEM 5.02     COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On July 18, 2014, pursuant to the Share Exchange Agreement, the Registrant entered into an Employment Agreement with Marilu Brassington. The agreement provides that Ms. Brassington will serve as the Registrant’s Chief Financial Officer and as Chief Executive Officer of E-motion Apparel, Inc. for a term of five years. As compensation for these services, the Registrant agreed to pay Ms. Brassington a salary of $150,000 per year, except that for the period through May 31, 2015 68% of the salary will be satisfied by issuance of common stock at a per share value of $.0015. The Registrant agreed to issue 50,000,000 common shares to Ms. Brassington upon her execution of the agreement, which will vest quarterly over two years. The agreement also provides that the Registrant will pay Ms. Brassington 5% of the contribution margin realized on sales to current customers of E-motion Apparel.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

10-a	Share Exchange Agreement dated July 18, 2014 among Bitzio, Inc. d/b/a Democratique, Marilu Brassington, Elaine Cunningham and Leticia Brito.

10-b	Employment Agreement dated July 18, 2014 between Marilu Brassignton and Bitzio, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 21, 2014	BITZIO, INC.

	By:	/s/ Hubert J. Blanchette
Hubert J. Blanchette
Chief Executive Officer